                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                          THE PROCTER & GAMBLE COMPANY,


                    THE PROCTER & GAMBLE OHIO BRANDS COMPANY



                                       AND



                            THE J.M. SMUCKER COMPANY



                           Dated as of October 9, 2001

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ARTICLE I             DEFINITIONS.................................................................................1

    Section 1.01      Definitions.................................................................................1

ARTICLE II            SPIN OFF AND MERGER.........................................................................8

    Section 2.01      The Spin Off................................................................................8

    Section 2.02      The Merger..................................................................................8

    Section 2.03      Articles of Incorporation and Code of Regulations...........................................8

    Section 2.04      Directors...................................................................................9

    Section 2.05      Officers....................................................................................9

ARTICLE III           CONVERSION OF SHARES AND RELATED MATTERS....................................................9

    Section 3.01      Conversion of Capital Stock.................................................................9

    Section 3.02      Exchange of Certificates...................................................................10

    Section 3.03      Appraisal Rights...........................................................................12

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF P&G......................................................12

    Section 4.01      Due Organization, Good Standing and Corporate Power........................................12

    Section 4.02      Authorization and Validity of Agreement....................................................13

    Section 4.03      Consents and Approvals; No Violations......................................................13

    Section 4.04      Information to be Supplied.................................................................14

    Section 4.05      Capitalization of P&G and Newco............................................................14

ARTICLE V             REPRESENTATIONS AND WARRANTIES OF JMS......................................................15

    Section 5.01      Due Organization, Good Standing and Corporate Power........................................15

    Section 5.02      Authorization and Validity of Agreement....................................................15

    Section 5.03      Capitalization.............................................................................16

    Section 5.04      Consents and Approvals; No Violations......................................................16

    Section 5.05      JMS SEC Filings; Financial Statements......................................................17

    Section 5.06      No Undisclosed Liabilities.................................................................17

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    Section 5.07      Information to be Supplied.................................................................18

    Section 5.08      Absence of Certain Events..................................................................18

    Section 5.09      Litigation.................................................................................18

    Section 5.10      Voting Requirements; Approval; Board Approval..............................................18

    Section 5.11      Title to Properties; Encumbrances..........................................................19

    Section 5.12      Compliance with Law........................................................................19

    Section 5.13      Insurance..................................................................................19

    Section 5.14      Employees and Employee Benefits............................................................19

    Section 5.15      Regulatory Matters.........................................................................20

    Section 5.16      JMS Rights Agreement.......................................................................20

    Section 5.17      Broker's or Finder's Fee...................................................................21

    Section 5.18      Tax Treatment..............................................................................21

    Section 5.19      Intellectual Property......................................................................21

ARTICLE VI            COVENANTS..................................................................................21

    Section 6.01      Conduct of Jif/Crisco Business Pending the Effective Time..................................21

    Section 6.02      Conduct of JMS Pending the Effective Time..................................................23

    Section 6.03      Efforts to Close; Antitrust Clearance......................................................24

    Section 6.04      Confidentiality............................................................................25

    Section 6.05      Cooperation in Litigation..................................................................26

    Section 6.06      Cooperation in Tax Matters.................................................................26

    Section 6.07      Cooperation of Third Parties...............................................................27

    Section 6.08      Additional Documents.......................................................................27

    Section 6.09      Access.....................................................................................28

    Section 6.10      Public Announcements.......................................................................28

    Section 6.11      Transferring Employees.....................................................................28

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    Section 6.12      Restrictions on Solicitation and Hiring....................................................30

    Section 6.13      JMS Shareholder Meeting....................................................................31

    Section 6.14      Preparation of Proxy Statement/Prospectus; Registration Statement..........................31

    Section 6.15      Board Recommendation.......................................................................32

    Section 6.16      No Solicitation............................................................................33

    Section 6.17      Notification of Certain Matters............................................................33

    Section 6.18      NYSE Listing...............................................................................34

    Section 6.19      Affiliates.................................................................................34

    Section 6.20      Ancillary Agreements.......................................................................34

    Section 6.21      Consummation of the Spin Off...............................................................34

    Section 6.22      Covenant Not to Compete....................................................................35

    Section 6.23      Standstill.................................................................................35

    Section 6.24      Interim Financial Information..............................................................36

    Section 6.25      Indemnification............................................................................36

    Section 6.26      Title Policies.............................................................................37

    Section 6.27      Shareholder Agreement......................................................................37

ARTICLE VII           CONDITIONS TO THE MERGER...................................................................37

    Section 7.01      Conditions to the Merger...................................................................37

    Section 7.02      Conditions to the Obligation of JMS........................................................38

    Section 7.03      Conditions to the Obligation of P&G........................................................39

ARTICLE VIII          TERMINATION AND ABANDONMENT................................................................40

    Section 8.01      Termination................................................................................40

    Section 8.02      Effect of Termination......................................................................41

ARTICLE IX            MISCELLANEOUS..............................................................................41

    Section 9.01      Nonsurvival of Representations, Warranties and Agreements..................................41

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    Section 9.02      Amendment and Modification.................................................................41

    Section 9.03      Waiver of Compliance.......................................................................41

    Section 9.04      Notices....................................................................................42

    Section 9.05      Third Party Beneficiaries..................................................................42

    Section 9.06      Successors and Assigns.....................................................................42

    Section 9.07      Entire Agreement...........................................................................43

    Section 9.08      Severability...............................................................................43

    Section 9.09      Captions...................................................................................43

    Section 9.10      Counterparts...............................................................................43

    Section 9.11      Governing Law..............................................................................43

    Section 9.12      Expenses...................................................................................43

    Section 9.13      Specific Performance.......................................................................43


    Exhibit A:    Contribution Agreement

    Exhibit B:    Shareholders Agreement

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


                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of October 9, 2001, by and among The Procter & Gamble Company, an Ohio corporation ("P&G"), The Procter & Gamble Ohio Brands Company, an Ohio corporation and a wholly-owned subsidiary of P&G ("NEWCO"), and The J.M. Smucker Company, an Ohio corporation ("JMS").

         WHEREAS, P&G directly and indirectly through its wholly-owned Subsidiaries is engaged in the Jif/Crisco Business (capitalized terms used herein shall have the meaning given to them in Article I unless otherwise defined herein);

         WHEREAS, prior to the Effective Time on the Closing Date P&G shall, (i) pursuant to the Contribution Agreement, transfer, or cause to be transferred, substantially all of the assets, properties, rights and interests of P&G and its Affiliates of the Jif/Crisco Business and certain of the liabilities of the Jif/Crisco Business to Newco and (ii) distribute to all P&G Shareholders on the Record Date, one share of Newco Common Stock for each share of P&G Common Stock held by such holder on the Record Date (the "SPIN OFF");

         WHEREAS, the boards of directors of P&G, Newco and JMS have each approved and declared advisable the Merger of Newco with and into JMS immediately following the Spin Off, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Ohio Corporation Law;

         WHEREAS, for federal income tax purposes, it is intended that (i) the Spin Off shall be tax-free to P&G and to the P&G Shareholders pursuant to
Section 355 of the Code and (ii) the Merger shall qualify as a tax-free reorganization within the meaning of Section 368 of the Code, and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code; and

         WHEREAS, simultaneously with the execution of this Agreement, certain shareholders of JMS have entered into the Shareholders Agreement.

         NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.01 DEFINITIONS. When used in this Agreement, the following terms shall have the respective meanings specified therefore below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

         "Action" shall mean any dispute, controversy, claim, action, litigation, suit, cause of action, arbitration, mediation, or any proceeding by or before any mediator or Governmental Entity, or any investigation, subpoena, or demand preliminary to any of the foregoing.

         "Affiliate" shall mean, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

         "Agreement" shall have the meaning set forth in the preamble.

         "Ancillary Agreements" shall mean the Contribution Agreement, the Shareholders Agreement and the other agreements and documents defined as "Ancillary Agreements" in the Contribution Agreement.

         "Antitrust Laws" shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, and all other Law and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

         "Applicable Number" shall have the meaning set forth in Section
3.01(g).

         "Applicable Percentage" shall have the meaning set forth in Section 3.01(e).

         "Assertion" shall have the meaning set forth in Section 6.25(b).

         "Authorization" shall mean any legally required consent, authorization, approval, order, license, certificate or Permit of or from, or declaration or filing with, any Governmental Entity, including, without limitation, any legally required filing with any Governmental Entity and the subsequent expiration of any legally required waiting period under any Antitrust Laws.

         "Business Day" shall mean any day on which commercial banks in New York, New York are open for business providing substantially all services offered by such banks.

         "Cash Amount" shall have the meaning set forth in Section 3.01(f).

         "Certificate of Merger" shall have the meaning set forth in Section 2.02(c).

         "Closing" shall have the meaning set forth in Section 2.02(b).

         "Closing Date" shall have the meaning set forth in Section 2.02(b).

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Competing Transaction" shall have the meaning set forth in Section 6.16(b).

         "Contracts" shall mean any note, bond, mortgage, indenture, license, franchise, permit, agreement, contract, lease, franchise agreement or other instrument or legal obligation of any kind.

         "Contribution Agreement" shall mean the Contribution Agreement in the form of Exhibit A among Newco, P&G and The Procter & Gamble Manufacturing Company.

         "Contributors" shall have the meaning set forth in the Contribution Agreement.

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

         "Culinary Sol Business" shall mean the culinary education and retail business for specialized cooking products as currently conducted by the Contributors in Norwood, Ohio.

         "Disclosing Party" shall have the meaning set forth in Section 6.04(b)(i).

         "Dissenting Shares" shall have the meaning set forth in Section 3.03.

         "Divestiture" shall have the meaning set forth in Section 6.03(e).

         "Effective Time" shall have the meaning set forth in Section 2.02(c).

         "Employees" shall mean:

         (a) those employees of P&G and its Affiliates currently exclusively employed to carry on the Jif/Crisco Business whose place of business is located at the Jif/Crisco Real Property, and including all employees on disability or other leave of absence; provided, however, that any such Employee who is on disability or other leave of absence and who does not return to work within one year from the Closing Date shall be deemed not to have been an Employee, and

         (b) those employees of P&G and its Affiliates currently employed outside the Jif/Crisco Business, but who will become available to JMS and its Affiliates for employment in the Jif/Crisco Business prior to the Closing Date pursuant to P&G and its Affiliates' obligations under P&G and its Affiliates' collective bargaining agreement covering the employees at P&G's Ivorydale Facility.

         "Encumbrances" shall mean all liens, security interests, pledges, mortgages, deeds of trusts, charges, options, or other encumbrances.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ESOP" shall mean The Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" shall have the meaning set forth in Section 3.02(a).

         "Exchange Fund" shall have the meaning set forth in Section 3.02(b).

         "FDA" shall mean the United States Food and Drug Administration.

         "GAAP" shall mean generally accepted accounting principles of the United States of America, as in effect from time to time.

         "Geography" shall mean the United States of America and Canada.

         "Governmental Entity" shall mean any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board or bureau or body or other governmental authority or instrumentality or any person or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, Federal, state, provincial, local or other government.

         "HSR Act" shall have the meaning set forth in Section 4.03.

          "Information" shall have the meaning set forth in Section 6.04(a).

         "IRS" means the United States Internal Revenue Service.

         "Jif/Crisco Business" shall have the meaning assigned to such term in the Contribution Agreement.

         "Jif/Crisco Material Adverse Effect" shall mean a material adverse effect on the business, financial condition, operations or results of operations of the Jif/Crisco Business taken as a whole or the ability of P&G and Newco to consummate the Merger and to perform their obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions.

         "Jif/Crisco Real Property" shall mean all right, title and interest in or to the improved and unimproved land related to the Jif/Crisco Business, and all buildings, structures, erections, improvements, appurtenances, and fixtures situated on or forming part of such land listed in Schedule 1.52 of the Contribution Agreement.

         "JMS" shall have the meaning set forth in the preamble.

         "JMS Balance Sheet" shall have the meaning set forth in Section 5.06.

         "JMS Board Recommendation" shall have the meaning set forth in Section 5.10(b).

         "JMS Common Stock" shall have the meaning set forth in Section 5.03.

         "JMS Compensation and Benefit Plans" shall have the meaning set forth in Section 5.14(a).

          "JMS Equity Interests" shall have the meaning set forth in Section
5.03.

         "JMS Intellectual Property" shall have the meaning set forth in Section 5.19.

         "JMS Material Adverse Effect" shall mean a material adverse effect on the business, financial condition, operations or results of operations of JMS and its Subsidiaries taken as a whole or the ability of JMS to consummate the Merger and to perform their obligations under this Agreement and the Ancillary Agreements or to consummate the Transactions.

         "JMS Options" shall have the meaning set forth in Section 5.03.

         "JMS Pension Plan" shall have the meaning set forth in Section 5.14(c).

         "JMS Preferred Stock" shall have the meaning set forth in Section 5.03.

         "JMS Right" shall have the meaning set forth in Section 5.03.

         "JMS Rights Agreement" shall have the meaning set forth in Section
5.03.

         "JMS SEC Filings" shall have the meaning set forth in Section 5.05(a).

         "JMS Series A Preferred Stock" shall have the meaning set forth in
Section 5.03.

         "JMS Shareholder Approval" shall have the meaning set forth in Section 5.10(a).

         "JMS Shareholders" shall mean the holders of JMS Common Stock.

         "JMS Shareholder Meeting" shall have the meaning set forth in Section 6.13.
         "Knowledge" shall mean, whether or not capitalized, in the case of an entity, the actual knowledge after due inquiry of the officers of such entity as of the date of the representation, warranty or statement.

         "Law" shall mean any statute, law, ordinance, rule or regulation of any Governmental Entity.

         "Merger" shall have the meaning set forth in Section 2.02(a).

         "Merger Registration Statement" shall have the meaning set forth in
Section 4.04.

         "Newco" shall have the meaning set forth in the preamble.

         "Newco Common Stock" shall have the meaning set forth in Section
4.05(b).

         "Newco Employee" shall have the meaning set forth in Section 6.11(a).

         "Newco Equity Interests" shall have the meaning set forth in Section 4.05(b).

         "Newco Shareholder" shall mean the holders of Newco Common Stock.

         "NYSE" shall mean the New York Stock Exchange.

         "Ohio Corporation Law" shall mean the General Corporation Law of the Ohio Revised Code.

         "Old Certificates" shall mean certificates representing shares of JMS Common Stock.

         "Old JMS Shares" shall have the meaning set forth in Section 3.01(e).

         "Order" shall mean any order, judgment, decree, writ, permit or license of any Governmental Entity.

         "Permits" shall mean all permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Entities.

         "Person" shall mean and include an association, an individual, a partnership, a joint venture, joint stock company, a corporation, a trust, an unincorporated organization, a limited liability company, a group, a government or other department or agency thereof and any other entity.

         "P&G" shall have the meaning set forth in the preamble.

         "P&G Equity Interests" shall have the meaning assigned to such term in
Section 4.05(a).

         "P&G Common Stock" shall have the meaning set forth in Section 4.05(a).

         "P&G Options" shall have the meaning assigned to such term in Section 4.05(a).

         "P&G Shareholders" shall mean the holders from time to time of the P&G Common Stock.

         "Proxy Statement/Prospectus" shall have the meaning assigned to such term in Section 6.14(a)(i).

         "Receiving Party" shall have the meaning set forth in Section 6.04(b).

         "Record Date" shall mean the date with respect to which P&G Shareholders of record on such date will receive Newco Common Stock in the Spin Off.

         "Restricted Business" shall have meaning set forth in Section 6.22.

         "Rule 145 Affiliates" shall have the meaning set forth in Section 6.19.

         "SEC" shall mean the U.S. Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Settlement" shall have the meaning set forth in Section 6.03(e).

         "Shareholders Agreement" shall mean the agreement in the form attached hereto as Exhibit B, between P&G and the JMS Shareholders that are parties thereto.

         "Spin Off" shall have the meaning set forth in the recitals.

         "Spin Off Stock Certificate" shall have the meaning set forth in
Section 2.01.

         "Standstill Period" shall have the meaning set forth in Section 6.23.

         "Subsidiary" of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

         "Superior Proposal" shall mean a written Competing Transaction that is for more than 50% of the outstanding shares of JMS Common Stock or all or substantially all of the assets of JMS and its Subsidiaries, which is, in the reasonable opinion of the board of directors of JMS, reasonably certain of being completed and more favorable to JMS and the JMS Shareholders than the Transactions, and which is not subject to any financing or due diligence condition; provided, however, that, without limiting the foregoing, a Competing Transaction shall not constitute a Superior Proposal unless, in the written opinion (with only customary qualifications) of JMS's independent financial advisors, such Competing Transaction is more favorable from a financial point of view to the JMS Shareholders than the Transactions, including any proposed alterations to the terms of the Transactions submitted by P&G in response to such Competing Transaction.

         "Supplemental Rulings" shall have the meaning set forth in Section 6.06(c).

         "Surviving Corporation" shall have the meaning set forth in Section 2.02(a).

         "Surviving Corporation Common Stock" shall have the meaning set forth in Section 3.01(a).

         "Target" shall have meaning set forth in Section 6.22.

         "Tax" shall mean any United States federal, foreign, national, state, provincial, local or other jurisdictional income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, estimated, alternative, or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Entity, together with any interest or penalty imposed thereon.

         "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Entity with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

         "Termination Fee" shall have the meaning set forth in Section 8.02(b).

         "Trading Day" shall mean any day on which there are sales of common stock on the NYSE composite tape.

         "Transactions" shall mean the transactions contemplated by this Agreement, the Spin Off, the Merger and the Ancillary Agreements.

         "Voting Securities" shall have the meaning set forth in Section 6.23.

                                   ARTICLE II

                               SPIN OFF AND MERGER

         Section 2.01 THE SPIN OFF. Prior to the Effective Time, on the Closing Date, P&G shall effect the Spin Off by executing the Contribution Agreement and consummating the transactions contemplated thereby and delivering, or causing to be delivered, to the Exchange Agent a certificate (the "SPIN OFF STOCK CERTIFICATE") representing that number of shares of Newco Common Stock that is equal to the number of shares of P&G Common Stock that are outstanding as of the Record Date (other than treasury shares). The Exchange Agent shall hold the shares of Newco Common Stock represented by the Spin Off Stock Certificate for the P&G Shareholders on the Record Date. Except as directed by P&G in its sole discretion, the shares of Newco Common Stock represented by the Spin Off Stock Certificate shall not be transferable and the Exchange Agent shall not deliver any shares of Newco Common Stock represented by the Spin Off Stock Certificate to any P&G Shareholder.

         Section 2.02 THE MERGER.

         (a) Upon the terms and subject to the conditions of this Agreement, Newco will be merged (the "MERGER") with and into JMS in accordance with the provisions of the Ohio Corporation Law. Following the Merger, JMS will continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate corporate existence of Newco will cease.

         (b) Upon the terms and subject to the conditions set forth in this Agreement, the consummation of the Spin Off and the Merger (the "CLOSING") will take place at the offices of P&G, at 10:00 a.m., local time on the fifth Business Day following satisfaction or waiver of the conditions set forth in
Article VII hereof (other than those conditions, including the Spin Off, that by their nature or pursuant to the terms of this Agreement are to be satisfied at the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions), or at such other date, time or place as P&G and JMS may agree. The date on which the Closing occurs is referred to as the "CLOSING DATE."

         (c) The Merger will be consummated by the filing of a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Ohio in accordance with Section 1701.78 of the Ohio Corporation Law. The time that the Merger becomes effective in accordance with Section 1701.78 of the Ohio Corporation Law is referred to in this Agreement as the "EFFECTIVE TIME."

         (d) The Merger will have the effects set forth in the Ohio Corporation Law. Without limiting the generality of the foregoing, as of the Effective Time, all properties, rights, privileges, powers and franchises of Newco and JMS will vest in the Surviving Corporation and all debts, liabilities and duties of Newco and JMS will become debts, liabilities and duties of the Surviving Corporation.

         Section 2.03 ARTICLES OF INCORPORATION AND CODE OF REGULATIONS. The articles of incorporation and code of regulations of the Surviving Corporation as of the Effective Time shall be in the form of the articles of incorporation and code of regulations of JMS as in effect as of the date hereof and as further amended so as to provide (a) that the provisions of paragraph (a) of Division II of Article IV of the amended articles of incorporation apply only to the voting of shares with respect to the matters set forth on Schedule 2.03 hereto, and (b) that as to all other matters as to which holders of shares of Surviving Corporation Common Stock are entitled to vote, each outstanding share of Surviving Corporation Common Stock shall entitle the holder to one vote for such share of Surviving Corporation Common Stock with respect to each such other matter and (c) for such other amendments not affecting or related to the voting power of shares of Surviving Corporation Common Stock, as P&G and JMS shall mutually agree within ten Business Days of the date hereof.

         Section 2.04 DIRECTORS. The directors of JMS at the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided by the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

         Section 2.05 OFFICERS. The officers of JMS at the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided by the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

                                  ARTICLE III

                    CONVERSION OF SHARES AND RELATED MATTERS

         Section 3.01 CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Newco, JMS or the holders of the following securities:

         (a) Each share of Newco Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Newco Common Stock to be cancelled pursuant to Section 3.01(b) or as to which appraisal rights are perfected in accordance with Section 3.05) shall be converted, subject to
Section 3.02(e), into the right to receive one-fiftieth (1/50th) of a share of the common stock of the Surviving Corporation, without par value ("SURVIVING CORPORATION COMMON STOCK"). Following the Effective Time, all shares of Newco Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

         (b) Each share of Newco Common Stock owned by JMS or any direct or indirect wholly-owned Subsidiary of JMS (other than, in each case, trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

         (c) Intentionally Omitted.

         (d) Each share of JMS Common Stock issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into (i) that number of shares of Surviving Corporation Common Stock equal to the Applicable Percentage of a share of Surviving Corporation Common Stock and (ii) to the extent that one or more of the Supplemental Rulings are not obtained in whole or in part, the Cash Amount. Each JMS Option shall remain outstanding and the terms of each such JMS Option shall be correspondingly adjusted to reflect the conversion of the JMS Common Stock.

         (e) The "APPLICABLE PERCENTAGE" shall mean a fraction, the numerator of which is the product obtained by multiplying (1) the quotient obtained by dividing (i) the total number of shares of Surviving Corporation Common Stock to be issued upon the conversion of the Newco Common Stock pursuant to Section 3.01(a) by (ii) the sum of (xx) the product obtained by multiplying the total number of shares of JMS Common Stock outstanding immediately prior to the Effective Time (the "OLD JMS SHARES") and 1.1070 and (yy) the Applicable Number, and (2) the difference obtained by subtracting the Applicable Number from the Old JMS Shares; and the denominator of which is the Old JMS Shares. For illustrative purposes, the Applicable Percentage is set forth as a formula on
Schedule 3.01(e) hereto. The Applicable Percentage shall be expressed as a decimal and shall be rounded to the fourth decimal place. To the extent all of the Supplemental Rulings are obtained in whole, the Applicable Number shall be zero.

         (f) The "CASH AMOUNT" shall mean, to the extent that one or more of the Supplemental Rulings are not obtained in whole or in part, the quotient obtained by dividing (i) the product obtained by multiplying (x) the Applicable Number by
(y) a cash price equal to the average closing price for the JMS Common Stock on the NYSE for the five Trading Days ending two Trading Days prior to the Effective Time by (ii) the Old JMS Shares.

         (g) The "APPLICABLE NUMBER" shall mean, to the extent that one or more of the Supplemental Rulings are not obtained in whole or in part, that number of shares of JMS Common Stock that P&G determines in good faith and in its sole discretion is required to be effectively redeemed by JMS through the Cash Amount in (f) above in order to, together with the corresponding formulaic adjustment to the Applicable Percentage in (e) above, reverse the potential tax effects of failing to obtain any of the Supplemental Rulings in whole or in part (i.e. by providing that the holders of shares of Newco Common Stock, as a group, and the holders of Old JMS Shares, as a group, receive the same relative proportion of the Surviving Corporation Common Stock to be issued in the Merger that they would have received if the Supplemental Rulings had been obtained). For avoidance of doubt, the parties intend that the Applicable Number be set so as to reverse one half of the potential tax effects of failing to obtain any of the Supplemental Rulings and that the balance of such effects are to be reversed through the formulaic adjustment of the Applicable Percentage in (e) above.

         Section 3.02 EXCHANGE OF CERTIFICATES.

         (a) Prior to the Closing, P&G shall appoint a bank or trust company reasonably acceptable to JMS as exchange agent (the "EXCHANGE AGENT") for the purpose of holding the Spin Off Stock Certificate on behalf of the P&G Shareholders on the Record Date and for exchanging the Spin Off Stock Certificate and the Old Certificates for certificates representing that number of shares of Surviving Corporation Common Stock that are to be issued pursuant to Section 3.01 hereof and cash for payment of the Cash Amount. The costs and expenses of the

Exchange Agents shall be borne by Newco.

         (b) As soon as practicable, but in any event no later than 5 Business Days following the Effective Time, JMS shall deposit with the Exchange Agent as nominee for the benefit of the holders of Newco Common Stock and JMS Common Stock, certificates representing the shares of Surviving Corporation Common Stock (such shares of Surviving Corporation Common Stock, together with cash for payment of the Cash Amount and any dividends or distributions with respect thereto being hereinafter referred to as the "EXCHANGE FUND") to be issued pursuant to Sections 3.01(a) and 3.01(d).

         (c) The Exchange Agent shall, as soon as practicable, but in any event no later than 10 days following the Effective Time, distribute to each holder of shares of Newco Common Stock immediately prior to the Effective Time (other than holders of shares of Newco Common Stock that are cancelled pursuant to Section 3.01(b)) and each holder of shares of JMS Common Stock immediately prior to the Effective Time (i) certificates representing the whole number of shares of Surviving Corporation Common Stock into which the shares of Newco Common Stock or JMS Common Stock, as the case may be, held by such Person have been converted in accordance with Section 3.01(a) and Section 3.01(d), (ii) the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable with respect to such shares of Surviving Corporation Common Stock and (iii) the Cash Amount, in each case which such holder has the right to receive pursuant to the provisions of this Article III, and the Spin Off Stock Certificate and the Old Certificates shall forthwith be cancelled. In no event shall the holder of any shares of Newco Common Stock or JMS Common Stock be entitled to receive interest on any funds to be received in the Merger. From and after the Effective Time, the interest of the holders of the Newco Common Stock immediately prior to the Merger in the Spin Off Stock Certificate and the interest of the holders of shares of JMS Common Stock immediately prior to the merger in the Old Certificates shall be limited to the right to receive only (i) the whole number of shares of Surviving Corporation Common Stock into which the shares of Newco Common Stock or JMS Common Stock held by such Person have been converted in accordance with Sections 3.01(a) and 3.01(d), (ii) the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable with respect to such shares of Surviving Corporation Common Stock, (iii) the Cash Amount and (iv) the cash amount payable in lieu of fractional shares of Surviving Corporation Common Stock in accordance with Section 3.02(e).

         (d) All shares of Surviving Corporation Common Stock issued upon conversion of shares of Newco Common Stock or JMS Common Stock in accordance with the terms hereof (including the Cash Amount paid pursuant to Section 3.02(e)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to such shares of Newco Common Stock or JMS Common Stock.

         (e) In lieu of any such fractional shares of Surviving Corporation Common Stock, each holder of shares of Newco Common Stock or JMS Common Stock who would otherwise have been entitled to a fraction of a share of Surviving Corporation Common Stock in exchange for such shares of Newco Common Stock or JMS Common Stock (after taking into account all shares of Newco Common Stock or JMS Common Stock held by such holder immediately prior to the Effective Time) shall receive from the Exchange Agent, as applicable, a cash payment in lieu of such fractional share of Surviving Corporation Common Stock. The cash payment will be the amount whereby the Exchange Agent shall receive a number of whole shares that represent the fractional shares, sells such shares and distributes the proceeds to the holder of the Newco Common Stock and JMS Common Stock who would otherwise have been entitled to a fraction of a share of Surviving Corporation Common Stock (such amount not to exceed the value of one share of Surviving Corporation Common Stock).

         (f) JMS shall be entitled to deduct and withhold from the shares of Surviving Corporation Common Stock any dividends and distributions thereon and cash in lieu of fractional shares of Surviving Corporation Common Stock otherwise payable hereunder to any holder of shares of Newco Common Stock such amounts as it is required to deduct and withhold with respect to making of such payment under any provisions of Federal, state, local or foreign income tax Law. To the extent that JMS so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Newco Common Stock in respect of which such deduction and withholding was made by JMS.

         Section 3.03 APPRAISAL RIGHTS. Holders of JMS Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has not voted those shares in favor of the adoption of this Agreement, who shall have delivered a written demand for appraisal of those shares in accordance with the Ohio Corporation Law and who, as of the Effective Time, shall not have effectively withdrawn or lost this right to appraisal (the "DISSENTING SHARES") shall be entitled to those rights (but only those rights) as are granted by Section 1701.85 of the Ohio Corporation Law. Each holder of Dissenting Shares who becomes entitled to payment for those Dissenting Shares pursuant to Section 1701.85 of the Ohio Corporation Law shall receive payment from the Surviving Corporation in accordance with the Ohio Corporation Law; provided, however, that (i) if any holder of Dissenting Shares shall have failed to establish their entitlement to appraisal rights as provided in Section 1701.85 of the Ohio Corporation Law, (ii) if any holder of Dissenting Shares shall have effectively withdrawn the holder's demand for appraisal of the holder's shares or lost the holder's right to appraisal and payment for the holder's shares under Section 1701.85 of the Ohio Corporation Law or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 1701.85 of the Ohio Corporation Law, the holder shall forfeit the right to appraisal of those Dissenting Shares and each Dissenting Share shall be exchanged pursuant to Section 3.01 of this Agreement.


                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF P&G

         P&G hereby represents and warrants to JMS as follows:

         Section 4.01 DUE ORGANIZATION, GOOD STANDING AND CORPORATE POWER. Each of P&G and Newco is a corporation duly organized, validly existing and in good standing under the laws of the state of Ohio. P&G and its Subsidiaries have all requisite corporate power and authority to own, lease and operate their properties that will be contributed to Newco pursuant to the Contribution Agreement and to carry on the Jif/Crisco Business as now being conducted. Each of P&G and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by the Jif/Crisco Business that will be contributed to Newco pursuant to the Contribution Agreement or the nature of the Jif/Crisco Business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Jif/Crisco Material Adverse Effect.

         Section 4.02 AUTHORIZATION AND VALIDITY OF AGREEMENT. Each of P&G and Newco has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder or thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements by each of P&G and Newco and the consummation by each of them of the Transactions, have been duly authorized and unanimously approved by their respective boards of directors and by P&G as the sole shareholder of Newco and no other corporate action on the part of P&G or Newco is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the Transactions. This Agreement and the Ancillary Agreements have been duly executed and delivered by each of P&G and Newco, as applicable, and, to the extent it is a party thereto, each is a valid and binding obligation of each of P&G and Newco enforceable against each of P&G and Newco, in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors' rights generally and by general equitable principles.

         Section 4.03 CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming (a) the filings required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR ACT"), are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and the Exchange Act are met, (c) the requirements under any applicable state securities or blue sky laws are met, (d) the requirements of the NYSE in respect of the listing of the shares of Surviving Corporation Common Stock to be issued hereunder are met, and (e) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the Ohio Corporation Law, are made, the execution and delivery of this Agreement and the Ancillary Agreements by P&G and Newco, as applicable, and the consummation by P&G and Newco of the Transactions do not and will not: (i) violate or conflict with any provision of their respective articles of incorporation or code of regulations, (ii) violate or conflict with any Law or Order of any Governmental Entity applicable to P&G or Newco or by which any of their respective properties or assets that will be contributed to Newco pursuant to the Contribution Agreement may be bound; (iii) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Entity; or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Encumbrance upon any of the properties or assets of P&G and its Subsidiaries that will be contributed to Newco pursuant to the Contribution Agreement or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any

Contract to which P&G or Newco is a party that will be contributed to Newco pursuant to the Contribution Agreement, or by which Newco or the properties or assets that will be contributed to Newco pursuant to the Contribution Agreement may be bound, excluding in the case of clauses (i) through (iv) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Encumbrances which would not have or reasonably be expected to have, individually or in the aggregate, a Jif/Crisco Material Adverse Effect.

         Section 4.04 INFORMATION TO BE SUPPLIED. The information supplied or to be supplied by P&G for inclusion in the Proxy Statement/Prospectus registration statement on Form S-4 to be filed with the SEC or incorporated by reference by JMS in connection with the issuance of JMS Common Stock in the Merger (as amended and supplemented from time to time, the "MERGER REGISTRATION STATEMENT") will not, on the date of its filing or, in the case of the Merger Registration Statement, at the time it becomes effective under the Securities Act, or on the dates the Proxy Statement/Prospectus is mailed to the JMS Shareholders and the P&G Shareholders and at the time of the JMS Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         Section 4.05 CAPITALIZATION OF P&G AND NEWCO.

         (a) The authorized capital stock of P&G consists solely of 5,800 million shares of capital stock, without par value, of which 600 million are classified and designated as Series A Preferred Stock and 200 million are classified as Series B Preferred Stock and of which 5,000 million shares are classified and designated as common shares ("P&G COMMON STOCK"). As of August 31, 2001, there were 53,751,192 shares of Series A Preferred Stock, 36,464,839 shares of Series B Preferred Stock and 1,296,878,428 shares of P&G Common Stock issued and outstanding and 103,404,387 shares of P&G Common Stock were reserved for issuance upon the exercise of outstanding options (the "P&G OPTIONS") for P&G Common Stock. All issued and outstanding shares of P&G Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement and except for shares issuable pursuant to the P&G Options and shares issuable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock, there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to P&G Common Stock or any capital stock equivalent or other nominal interest in P&G or any of its Subsidiaries which relate to P&G ("P&G EQUITY INTERESTS") pursuant to which P&G or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for any P&G Equity Interests. Except as set forth on Schedule 4.05(a), there are no agreements, commitments or contracts to which P&G is a party relating to the issuance, sale, transfer or voting of any equity securities or other securities of P&G.

         (b) At the Closing, there will be a number of common shares, without par value, of Newco ("NEWCO COMMON Stock") issued and outstanding equal to the number of shares of P&G Common Stock outstanding. At the Closing, all issued and outstanding shares of Newco Common Stock will have been duly authorized and validly issued and fully paid and non-assessable. At the Closing, and except for (i) shares issuable pursuant to this Agreement and the Ancillary Agreements, there will be no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Newco Common Stock or any capital stock equivalent or other nominal interest in Newco which relate to Newco ("NEWCO EQUITY INTERESTS") pursuant to which Newco is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for any Newco Equity Interests. At the Closing, there will be no outstanding obligations of Newco to repurchase, redeem or otherwise acquire any outstanding securities of Newco Equity Interests. Except pursuant to this Agreement and the Ancillary Agreements, at the Closing, there will be no agreements, commitments or contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of Newco.

                                   ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF JMS

         JMS hereby represents and warrants to P&G as follows:

         Section 5.01 DUE ORGANIZATION, GOOD STANDING AND CORPORATE POWER.

         (a) JMS is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         (b) Each of JMS' Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (except as would not have a JMS Material Adverse Effect), and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         (c) Each of JMS and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect.

         Section 5.02 AUTHORIZATION AND VALIDITY OF AGREEMENT. JMS has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder or thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements by JMS, and the consummation by JMS of the Transactions, have been duly authorized and unanimously approved by its board of directors and, except for the JMS Shareholder Approval, no other corporate action on the part of JMS is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the Transactions. This Agreement and the Ancillary Agreements have been duly executed and delivered by JMS and to the extent that it is a party thereto each is a valid and binding obligation of JMS enforceable against JMS in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors' rights generally and by general equitable principles.

         Section 5.03 CAPITALIZATION. The authorized capital stock of JMS consists of 70,000,000 shares of common stock, no par value ( the "JMS COMMON STOCK") and 3,000,000 shares of serial preferred stock, no par value ("JMS PREFERRED STOCK") of which 700,000 shares have been designated as "Series A Junior Participating Preferred Shares" (hereinafter referred to as "JMS SERIES A PREFERRED STOCK"). As of October 9, 2001, there were 24,404,754 shares of JMS Common Stock issued and outstanding, 2,287,877 shares were reserved for issuance upon the exercise of outstanding options (the "JMS OPTIONS") for JMS Common Stock, and between such date and the date hereof, JMS has not issued shares of JMS Common Stock other than pursuant to the exercise of such options to purchase shares of JMS Common Stock. All issued and outstanding shares of JMS Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. One right to purchase one-hundredth of a share of JMS Series A Preferred Stock (each, a "JMS RIGHT"), issued pursuant to the Amended and Restated Rights Agreement dated as of August 28, 2000 between JMS and Computershare Investor Services, LLC (the "JMS RIGHTS AGREEMENT"), is associated with and attached to each outstanding share of JMS Common Stock. As of the date of this Agreement, and except for shares of JMS Common Stock issuable pursuant to the JMS Rights Agreement and the JMS Options, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to JMS Common Stock or any capital stock equivalent or other nominal interest in JMS or any of its Subsidiaries which relate to JMS (collectively, "JMS EQUITY INTERESTS") pursuant to which JMS or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any JMS Equity Interests. There are no outstanding obligations of JMS to repurchase, redeem or otherwise acquire any outstanding securities of JMS Equity Interests.

         Section 5.04 CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming (a) the filings required under the HSR Act are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and the Exchange Act are met, (c) the requirements under any applicable state securities or blue sky laws are met, (d) the requirements of the NYSE in respect of the listing of the shares of JMS Common Stock to be issued hereunder are met, (e) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the Ohio Corporation Law, are made, and (f) the JMS Shareholder Approval is obtained, the execution and delivery of this Agreement and the Ancillary Agreements by JMS and the consummation by JMS of the Transactions do not and will not: (i) violate or conflict with any provision of its articles of incorporation or code regulations or the comparable governing documents of JMS or any of JMS's Subsidiaries; (ii) violate or conflict with any Law or Order of any Governmental Entity applicable to JMS or any of JMS's Subsidiaries or by which any of their respective properties or assets may be bound; (iii) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Entity; or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Encumbrance upon any of the properties or assets of JMS or any of its Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which JMS or any of JMS's Subsidiaries is a party, or by which JMS or any of JMS's Subsidiaries or by which any of their respective properties or assets may be bound, excluding from the foregoing clauses, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Encumbrances which would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect.

         Section 5.05 JMS SEC FILINGS; FINANCIAL STATEMENTS.

         (a) JMS has timely filed, or will after the date of this Agreement, timely file, all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 1998 (collectively, including all SEC filings filed after the date of this Agreement and prior to the Closing, the "JMS SEC FILINGS"). The JMS SEC Filings (i) were prepared or will after the date of this Agreement be prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed and will not when filed after the date of this Agreement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of JMS is subject to the periodic reporting requirements of the Exchange Act.

         (b) Each of the consolidated financial statements of JMS (including, in each case, any notes thereto) contained in the JMS SEC Filings was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act and to normal and recurring adjustment) and each presented fairly in all material respects the consolidated financial position of JMS and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring adjustments, which are not material). The books and records of JMS and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

         Section 5.06 NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth on the consolidated balance sheet of JMS as of April 30, 2001 included in JMS's Form 10-K for the year ended April 30, 2001 (the "JMS BALANCE SHEET"), including the notes thereto, neither JMS nor any of its Subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred since April 30, 2001 in the ordinary course of business that would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect.

         Section 5.07 INFORMATION TO BE SUPPLIED. The Merger Registration Statement and the other documents required to be filed by JMS with the SEC in connection with the Transactions will comply as to form, in all material respects, with the requirements of the Exchange Act and the Securities Act, as the case may be, and will not, on the date of their filing or, in the case of the Merger Registration Statement, at the time it becomes effective under the Securities Act, or on the dates the Proxy Statement/Prospectus is mailed to the JMS Shareholders and the P&G Shareholders and at the time of the JMS Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that JMS makes no representation or warranty with respect to statements made or incorporated by reference in the Merger Registration Statement based on information supplied by P&G expressly for inclusion or incorporation by reference therein.

         Section 5.08 ABSENCE OF CERTAIN EVENTS. Except as required or expressly permitted by this Agreement, since April 30, 2001, JMS and its Subsidiaries have operated their respective businesses only in the ordinary course of business and there has not occurred any event, occurrence or condition which would have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect.

         Section 5.09 LITIGATION. Except as disclosed in JMS's Form 10-K for the year ended April 30, 2001, there are no investigations, actions, suits, proceedings or claims pending against JMS or any of its Subsidiaries or, to the Knowledge of JMS, threatened against JMS or any of its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Governmental Entity or any arbitrator or arbitration tribunal, that has had or would reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect, and, to the Knowledge of JMS, no development has occurred with respect to any pending or threatened Action that has had or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect. Neither JMS nor any of its Subsidiaries are subject to any Order that has had or would reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect.

         Section 5.10 VOTING REQUIREMENTS; APPROVAL; BOARD APPROVAL.

         (a) The affirmative vote of the holders of at least two-thirds of votes entitled to be cast by the holders of the outstanding shares of JMS Common Stock is the only vote of any class or series of JMS's capital stock necessary to approve this Agreement, the Ancillary Agreements, the Merger and the Transactions (the "JMS SHAREHOLDER APPROVAL").

         (b) The board of directors of JMS has, at a meeting duly called and held, by unanimous vote, (i) determined that the Merger is advisable and in the best interest of JMS and the JMS Shareholders, (ii) approved this Agreement, the Ancillary Agreements, the Merger and the Transactions and (iii) resolved to recommend (the "JMS BOARD RECOMMENDATION") that the JMS Shareholders approve and adopt this Agreement, the Ancillary Agreements, the Merger and the Transactions.

         Section 5.11 TITLE TO PROPERTIES; ENCUMBRANCES. Each of JMS and its Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets except where the failure to have such good, valid and marketable title would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect, in each case subject to no Encumbrances, except for (a) Encumbrances reflected in the JMS Balance Sheet,
(b) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by JMS or any of its Subsidiaries, (c) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created and (d) Encumbrances which would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect.

         Section 5.12 COMPLIANCE WITH LAW.

         (a) Each of JMS and its Subsidiaries is in compliance with all applicable Law and Orders except where the failure to so comply would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect.

         (b) Each of JMS and its Subsidiaries hold, to the extent legally required, all Permits that are required for its operation as now conducted, except where the failure to hold any such Permit would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect.

         Section 5.13 INSURANCE. JMS and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in business similar to that of JMS.

         Section 5.14 EMPLOYEES AND EMPLOYEE BENEFITS.

         (a) JMS has provided P&G access to (i) all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option, incentive, severance or change-in-control plans or other similar contracts, (ii) all employment contracts, (iii) all medical, dental, disability, health and life insurance plans or other contracts, and (iv) all other employee benefit and fringe benefit plans or other contracts, in the case of each of (i) through (iv) maintained or contributed to by JMS or any of its Subsidiaries for the benefit of any of their employees or the beneficiaries of any of the foregoing, or pursuant to which JMS or any of its Subsidiaries may have any liability (collectively, the "JMS COMPENSATION AND BENEFIT PLANS") (but disregarding, for purposes of scheduling and the first sentence of Section 5.14(b) hereof only, any JMS Compensation and Benefit Plan that is not material).

         (b) JMS has provided P&G access to true and correct copies of all JMS Compensation and Benefit Plans, including all amendments thereto, and, with respect to each of the JMS Compensation and Benefit Plans, as applicable, the trust documents, determination, opinion and notification letters issued by the IRS, most recent annual valuation reports, summary plan descriptions, employee booklets, most recent nondiscrimination tests, most recent annual reports (Form 5500), COBRA forms and notices, correspondence or inquiries by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation, written contracts, including administrative service agreements, group annuity contracts and group insurance contracts, and employee communications.

         (c) Except as would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect, each JMS Compensation and Benefit Plan has been and is being administered in accordance with the terms thereof and all applicable Law. Each JMS Compensation and Benefit Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (each such plan, a "JMS PENSION PLAN") and is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS, and JMS is not aware of any circumstances which could result in the revocation or denial of any such favorable determination letter.

         Section 5.15 REGULATORY MATTERS.

         (a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect, to the Knowledge of JMS, there are no facts:

                  (i) which would furnish a substantial basis for the recall, withdrawal or suspension of any products of JMS or its Subsidiaries by the FDA or any other competent Governmental Entity;

                  (ii) which would otherwise reasonably be expected to cause JMS or its Subsidiaries to withdraw, recall or suspend any products of JMS or its Subsidiaries from the market or to change the marketing classification of any products of JMS or its Subsidiaries or to terminate or suspend testing of any products of JMS or its Subsidiaries.

         (b) There are no:

                  (i) products which have been recalled by JMS or its Subsidiaries (whether voluntarily or otherwise) at any time during the past year; and

                  (ii) proceedings (whether completed or pending) at any time during the past year seeking the recall, suspension or seizure of any products of JMS or its Subsidiaries.

         Section 5.16 JMS RIGHTS AGREEMENT. None of the execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the Transactions, will cause (i) the JMS Rights to become exercisable under the JMS Rights Agreement, (ii) P&G or any of its Subsidiaries or, based on publicly available information, shareholders to be deemed an "ACQUIRING PERSON" (as defined in the JMS Rights Agreement), (iii) any "TRIGGERING EVENT" (as defined in the JMS Rights Agreement) or (iv) the "SHARE ACQUISITION DATE" or the "DISTRIBUTION DATE" (each as defined in the JMS Rights Agreement) to occur upon any such event. JMS has made available to P&G a true and complete copy of the JMS Rights Agreement, as amended to date.

         Section 5.17 BROKER'S OR FINDER'S FEE. Except for Rhone Group LLC and William Blair & Co. LLC, no agent, broker, Person or firm acting on behalf of JMS is, or will be, entitled to any investment banking or broker's or finder's fee for which JMS or any of its Affiliates could have any liabilities in connection with this Agreement or any of the Transactions.

         Section 5.18 TAX TREATMENT. None of JMS or any of its Subsidiaries have taken or have failed to take any action, or are aware of any facts or circumstances, that would prevent the Merger from constituting a tax-free reorganization within the meaning of Section 368(a) of the Code.

         Section 5.19 INTELLECTUAL PROPERTY. JMS and its Subsidiaries own, or have the right to use without infringing or violating the rights of any third parties, except where such infringement or violation would not have, or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect: (i) each trademark, trade name, brand name, service mark or other trade designation used, owned or licensed by or to JMS or any of its Subsidiaries, each patent, copyright and similar intellectual property owned or licensed to or by JMS and each license, royalty, assignment or other similar agreement and each registration and application relating to the foregoing that is material to the conduct of the business of JMS and its Subsidiaries taken as a whole; and (ii) each agreement relating to technology, know-how or processes that JMS or its Subsidiaries is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the business of JMS and its Subsidiaries taken as a whole (collectively, the "JMS INTELLECTUAL PROPERTY"). No consent of third parties will be required for the use of the JMS Intellectual Property after the Effective Time, except where the failure to obtain such consent would not have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect. No claim has been asserted by any Person against JMS or any of its Subsidiaries regarding the ownership of or the right to use any JMS Intellectual Property or challenging the rights of JMS or any of its Subsidiaries with respect to any of the JMS Intellectual Property which would have or reasonably be expected to have, individually or in the aggregate, a JMS Material Adverse Effect.

                                   ARTICLE VI

                                    COVENANTS

         Section 6.01 CONDUCT OF JIF/CRISCO BUSINESS PENDING THE EFFECTIVE TIME.

         (a) P&G agrees that, between the date of this Agreement and the Effective Time, P&G and each of its Subsidiaries shall conduct the Jif/Crisco Business in all material respects only according to the ordinary and usual course of business consistent with past practice, and shall use their reasonable best efforts to keep available the services of its Employees, maintain satisfactory relationships with licensors, suppliers, distributors, clients, joint venture partners and others having significant business relationships with the Jif/Crisco Business in the ordinary course, including, without limitation, managing inventory levels consistent with past practice;

         (b) P&G agrees that, between the date of this Agreement and the Effective Time, P&G and each of its Subsidiaries shall use their reasonable best efforts to (i) cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and (ii) not take, and prevent any Affiliate from taking, any actions that could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code; and

         (c) Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, P&G shall not, without the prior written consent of JMS (which consent in the case of clause (i) and (ii) below and in the case of clause (v) insofar as it relates to clauses (i) and (ii), will not be unreasonably withheld or delayed), nor will it permit any of its Subsidiaries to:

                  (i) sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of, other than (x) in the ordinary course of business and consistent with past practice and (y) otherwise not in excess of $1,000,000 individually, any property or assets of P&G or any of its Subsidiaries that will be assumed by Newco pursuant to the Contribution Agreement;

                  (ii) (A) other than (x) in the ordinary course of business in a manner consistent with past practice and (y) otherwise not in excess of $1,000,000 individually, acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets that will be assumed by Newco pursuant to the Contribution Agreement; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person if such liabilities will be assumed by Newco pursuant to the Contribution Agreement, or (c) enter into media buy commitments for the Jif/Crisco Business through March 2002 in excess of the budget therefor disclosed to JMS prior to the date of this Agreement;

                  (iii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

                  (iv) at any time after the Record Date and prior to the Closing issue or authorize the issuance of any shares of its capital stock (other than in connection with the exercise of currently outstanding stock options for P&G Common Stock) or any other securities exercisable or exchangeable for or convertible into shares of its capital stock, or repurchase, redeem, purchase or otherwise acquire for value any shares of its capital stock or any other securities exercisable or exchangeable for or convertible into shares of capital stock or reclassify combine, split or subdivide, directly or indirectly, any of its capital stock; or

(v)      agree, in writing or otherwise, to take any of the foregoing actions.

         Section 6.02 CONDUCT OF JMS PENDING THE EFFECTIVE TIME.

         (a) Except as contemplated by this Agreement or any Ancillary Agreement, JMS agrees that, between the date of this Agreement and the Effective Time, JMS and each of its Subsidiaries shall conduct their respective operations in all material respects only according to the ordinary and usual course of business consistent with past practice.

         (b) JMS agrees that, between the date of this Agreement and the Effective Time, JMS and each of its Subsidiaries shall use their reasonable best efforts to (i) cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and (ii) not take, and prevent any Affiliate from taking, any actions that could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

         (c) Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, before the Effective Time, JMS shall not, without the prior written consent of P&G (which consent will, in the case of clause (ii) and (v) below and in the case of clause (vii) insofar as it relates to clauses (ii) and (v), not be unreasonably withheld or delayed), nor will it permit any of its Subsidiaries to:

                  (i) amend or otherwise change its certificate of incorporation or bylaws of equivalent organization documents;

                  (ii) sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of, other than (x) in the ordinary course of business and consistent with past practice, (y) otherwise not in excess of $50,000,000 in the aggregate after the date of this Agreement or
                           (z) previously disclosed to P&G in writing, any property or assets of JMS or any of its Subsidiaries;

                  (iii) declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than (i) regular quarterly cash dividends at a rate not in excess of $0.60 per share of JMS Common Stock declared and paid in the ordinary course and consistent with past practice and (ii) dividends payable by a wholly-owned Subsidiary of JMS to JMS or another wholly-owned Subsidiary), or enter any agreement with respect to the voting of its capital stock, issue or authorize the issuance of any shares of its capital stock (other than in connection with the exercise of currently outstanding stock options for JMS Common Stock) or any other securities exercisable or exchangeable for or convertible into shares of its capital stock, or repurchase, redeem, purchase or otherwise acquire for value any shares of its capital stock or any other securities exercisable or exchangeable for or convertible into shares of its capital stock;

                  (iv) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock;

                  (v) (A) other than (x) in the ordinary course of business in a manner consistent with past practice, (y) otherwise not in excess of $50,000,000 in the aggregate after the date of this Agreement or (z) previously disclosed to P&G in writing, acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except for (1) indebtedness for borrowed money incurred in the ordinary course of business or in connection with transactions otherwise permitted by this Agreement or any Ancillary Agreement, (2) indebtedness incurred to refinance any existing indebtedness or (3) other indebtedness for borrowed money under existing credit facilities;

                  (vi) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law; or

                  (vii) agree, in writing or otherwise, to take any of the foregoing actions.

         Section 6.03 EFFORTS TO CLOSE; ANTITRUST CLEARANCE.

         (a) P&G and JMS will use their reasonable best efforts to cause all of the conditions, as specified in Article VII of this Agreement, to the obligations of the other to consummate the Transactions to be met as soon as practicable after the date of this Agreement.

         (b) P&G and JMS will comply fully with all applicable notification, reporting and other requirements. P&G and JMS, within ten (10) Business Days after the date of this Agreement, will file the required notifications with the appropriate Governmental Entities pursuant to and in compliance with the respective Antitrust Laws. P&G and JMS will as soon as practicable file any additional information reasonably requested by any Governmental Entity.

         (c) P&G and JMS will each use its reasonable best efforts to obtain, as soon as practicable, the Authorizations that may be or become necessary for the performance of its obligations under this Agreement, the Ancillary Agreements and the consummation of the Transactions and will cooperate fully with each other in promptly seeking to obtain such Authorizations.

         (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.03, each of P&G and JMS shall use its reasonable best efforts to resolve such objections if any, as may be asserted with respect to the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any

Antitrust Law, each of P&G and JMS shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transaction contemplated by this Agreement, including, without limitation, vigorously defending in litigation on the merits any claim asserted in any court by any party through a final and nonappealable judgment.

         (e) If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted by any Governmental Entity or any other Person challenging any of the transactions contemplated hereby as violative of any Antitrust Law, each of P&G and JMS shall use its reasonable best efforts to resolve such objections or challenge as such Governmental Entity or other Person may have to such transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of P&G and JMS (and to the extent required by any Governmental Entity, its respective Subsidiaries and Affiliates over which it exercises control) shall be required to pursue a resolution with any Governmental Entity and if acceptable to any Governmental Entity, enter into a settlement, undertaking, consent decree, stipulation or other agreement with such Governmental Entity regarding antitrust matters in connection with the transactions contemplated by this Agreement (each a "SETTLEMENT"). Notwithstanding anything else contained in this Agreement, neither P&G nor JMS shall be required to enter into any Settlement that requires P&G or JMS to sell or otherwise dispose of the Jif/Crisco Assets (as defined in the Contribution Agreement) or any assets of JMS and its Subsidiaries (any such action, a "DIVESTITURE") if such Divestiture would have a material adverse effect on the pro forma combined business of Newco (after the Contribution) and JMS.

         Section 6.04 CONFIDENTIALITY.

         (a) The parties acknowledge that in connection with the Transactions, the parties have disclosed to each other technical and business information which the parties consider proprietary and confidential. This information may include, by way of example and without limitation, new products, commercial plans, financial projections, technical or non-technical data, financial data, know-how, formulae, processes, patterns, strategies, compilations, programs, devices, methods, techniques, drawings, designs, sketches, photographs, plans, specifications, samples, reports, pricing information, lists of actual or potential customers and suppliers, studies, findings, inventions, ideas, and trade secrets. Such information is herein referred to as the "INFORMATION." The parties agree that, after the Effective Time, Information relating to the Jif/Crisco Business shall be Information of the Surviving Corporation and P&G shall be deemed to be the Receiving Party of such Information for purposes of
Section 6.04(b).

         (b) Each party receiving Information (the "RECEIVING PARTY") recognizes and acknowledges (i) that Information of the other party may be commercially valuable proprietary products of such party, the design and development of which may have involved the expenditure of substantial amounts of money and the use of skilled development experts over a long period of time and which afford such party a commercial advantage over its competitors; (ii) that the loss of this competitive advantage due to unauthorized disclosure or use of Information of such party may cause great injury and harm to such party; and (iii) that the restrictions imposed upon the parties under this Section 6.04 are necessary to protect the secrecy of Information and to prevent the occurrence of such injury and harm. The parties agree that:

                  (i) disclosure of Information will be received and held in confidence by the Receiving Party and that such Receiving Party will not, without the prior written consent of the party from whom such Information was obtained (the "DISCLOSING PARTY"), disclose, divulge or permit any unauthorized person to obtain any Information disclosed by the Disclosing Party (whether or not such Information is in written or tangible form);

                  (ii) the Receiving Party will take such steps as may be reasonably necessary to prevent the disclosure of Information to others; and

                  (iii) the Receiving Party will use the Information only in connection with the Transactions unless otherwise authorized in writing by the Disclosing Party.

         (c) The commitments set forth above shall not extend to any portion of
Information:

                  (i) which is already known to the Receiving Party, or is information generally available to the public; or

                  (ii) which, hereafter, through no act on the part of the Receiving Party becomes generally available to the public; or

                  (iii) which corresponds in substance to a disclosure furnished to the Receiving Party by any third party having a bona fide right to do so and not having any confidential obligation, direct or indirect, to the Disclosing Party with respect to the same; or

                  (iv) which is required to be disclosed by Law, provided that the Receiving Party provides reasonable prior written notice of such required disclosure to the Disclosing Party.

         The commitments set forth in this Section 6.04 shall promptly and automatically terminate in their entirety upon the lapse of a period of three
(3) years from the Closing Date.

         Section 6.05 COOPERATION IN LITIGATION. For a period of three (3) years after the Effective Time, P&G and JMS will, in the defense of any third-party Action relating to the Jif/Crisco Business, make available during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and records of the Jif/Crisco Business reasonably necessary to permit the effective defense or investigation of such Action. If information other than that pertaining to the Jif/Crisco Business is contained in such records, P&G and JMS will either agree that such information may be omitted or redacted by the producing party, or will enter into appropriate secrecy commitments to protect such information.

         Section 6.06 COOPERATION IN TAX MATTERS.

         (a) Following the Effective Time, neither JMS nor its Affiliates (including the

Surviving Corporation) shall take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act could (i) cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code, or (ii) cause (x) gain or loss to be recognized by the P&G Shareholders in the Spin Off, or (y) gain or loss to be recognized by P&G in the Spin Off.

         (b) P&G and JMS will make available to each other during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and records of the Jif/Crisco Business reasonably necessary in connection with the filing of any Tax Return, amended return or claim for refund; determining a liability for Taxes or a right to refund for Taxes; or in conducting an audit or other proceeding in respect of Taxes.

         (c) P&G and JMS will each use its reasonable best efforts to enable P&G to prepare and submit, as promptly as practicable after the date hereof, such submissions as are reasonably necessary to obtain the letter ruling referred to in Section 7.03(d). P&G and JMS will cooperate in good faith with each other in making such submissions, including by allowing each other to receive and comment upon all such materials. The parties further agree that the parties will further seek a letter ruling to the effect that (i) any Surviving Corporation Common Stock acquired by employees or directors of Surviving Corporation after the Merger in connection with the performance of services for Surviving Corporation in a transaction to which Section 83 of the Code applies, including without limitation pursuant to the exercise of stock options, whether granted before or after the Merger, and that is not excessive by reference to the services performed, will not be treated for purposes of Section 355(e) as acquired as part of plan or series of related transactions that includes the Spin Off; (ii) fractional shares of Surviving Corporation Common Stock sold by the Exchange Agent pursuant to Section 3.02(e) will be treated for purposes of applying
Section 355(e) as received by the Newco Shareholders and then disposed of in transactions which qualify under Safe Harbor V of Reg. 1.355-7T(e) or which otherwise are not treated for purposes of Section 355(e) as part of a plan or series of related transactions that includes the Spin Off; and (iii) for purposes of applying Section 355(e) all shares of Surviving Corporation Common Stock received by the ESOP in the Merger which are unallocated shares, will be taken into account in determining the percentage of Surviving Corporation Common stock (as successor the Newco) described in Section 355(e)(3)(A)(ii) and (iii) and the subsequent disposition by the ESOP of such stock will be treated as pursuant to transactions that qualify under Safe Harbor V of Reg. 1.355-7T(e) or which otherwise are not treated for purposes of Section 355(e) as part of a plan or series of related transactions that includes the Spin Off. The rulings described in clauses (i) through (iii) above are collectively referred to as "SUPPLEMENTAL RULINGS."

         Section 6.07 COOPERATION OF THIRD PARTIES. Where the cooperation of third parties such as insurers or trustees would be necessary in order for a party hereto to completely fulfill its obligations under this Agreement and the Ancillary Agreements, such party will use its reasonable best efforts to cause such third parties to provide such cooperation.

         Section 6.08 ADDITIONAL DOCUMENTS. From time to time after the Effective Time, P&G and JMS will, and will cause their officers, attorneys, accountants and other respective representatives and Affiliates to, execute and deliver, without further consideration, such documents as any of them may reasonably request, in such form as may be appropriate, if necessary or advisable in connection with the consummation of the Transactions.

         Section 6.09 ACCESS. From the date hereof to the Effective Time, each of P&G and JMS shall allow all designated officers, attorneys, accountants and other representatives of P&G or JMS, as the case may be, access at reasonable times upon reasonable notice and in a manner as will not adversely impact the conduct of the business of either party or the Jif/Crisco Business to the personnel, records files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Jif/Crisco Business and JMS and its Subsidiaries, as the case may be, including inspection of such properties; provided that no investigation pursuant to this Section 6.09 shall affect any representation or warranty given by any party hereunder, and provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information which it reasonably believes it may not provide to the other party by reason of applicable Law, which such party reasonably believes constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of Contracts with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of P&G and JMS agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section
6.09 for any purpose unrelated to the consummation of the Transactions All information provided by a party to the other party hereunder shall be subject to the confidentiality provisions of Section 6.04.

         Section 6.10 PUBLIC ANNOUNCEMENTS. P&G and JMS will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the Transactions and neither of them shall issue any such press release or make any such public statement without the prior approval of the other, except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange.

         Section 6.11 TRANSFERRING EMPLOYEES.

         (a) Continued Employment. JMS shall offer continued employment, effective from the Closing, to the Employees, as soon as reasonably practicable after the date of this Agreement upon the terms and conditions as set forth in this Section 6.11. JMS will provide P&G with a copy of its offer of employment to the Employees Following the Effective Time, any such person who accepts such offer prior to the Effective Time (each, a "NEWCO EMPLOYEE") shall continue in the employment of the Surviving Corporation. Subject to paragraph (f) hereof, and clauses (i) and (iii) of this sentence below, the terms and conditions of such continued employment shall be the same in all material respects to the terms and conditions as in effect immediately prior to the Effective Time, including but not limited to the following:

                  (i) the same salary, shift premiums, and overtime pay as provided to the Employee immediately prior to the Effective Time;

                  (ii) a pension, savings and/or other benefit plan which provides a 3% aggregate increase for the Newco Employees over amounts currently contributed by

                           JMS to similar JMS plans, but otherwise the terms of such plans shall be the same as the JMS pension, savings, and benefit plans in effect on the Closing Date;

                  (iii) compensation plans and insurance plans which provide for (a) short term disability coverage for all Newco Employees upon the terms set forth in the JMS salaried short term disability plan as in effect on the date hereof, (b) life insurance for each Newco Employee in an amount equal to one years' salary, (c) vacation accrual as provided for under the JMS vacation policy; PROVIDED, HOWEVER, that no Newco Employee will be entitled to a lower vacation accrual than he or she is entitled to under the P&G plan as in effect on the date hereof, and (d) all other compensation and insurance benefits which are provided to employees of JMS and its Subsidiaries on the Closing Date.

Notwithstanding the foregoing, JMS acknowledges its obligations to comply with Laws regarding any changes in benefits to which the Employees who are covered by the collective bargaining agreement for the Ivorydale facility were entitled prior to the Closing Date.

JMS agrees to cause the terms and conditions of employment of any Newco Employee not to be changed in a manner that is unfavorable to such Newco Employee (including but not limited to termination or layoff, other than termination for cause and company wide terminations due to reductions in demand affecting the business of the Surviving Corporation) for at least one year after the Effective Time.

         (b) Cessation of Participation in P&G Plans. As of the Effective Time, neither the Surviving Corporation nor any Newco Employees shall continue to participate in, be a member of or have any rights under any employee benefit plan or arrangement of P&G or any of its Affiliates (except rights that Surviving Corporation and Newco Employees may have under any such plan or arrangement relating to participation therein prior to the Effective Time), and P&G and the Surviving Corporation shall take, or cause to be taken, all such action as may be necessary to effect the cessation of participation of the Surviving Corporation and Newco Employees as of the Effective Time.

         (c) Transition Incentive Payments. JMS may, in its discretion, cause the Surviving Corporation to offer one or more non-exempt Newco Employees a transition payment to facilitate the transition of non-exempt Newco Employees to JMS.

         (d) Employee Transition. P&G and JMS will use reasonable best efforts to cause the Employees to maintain their employment in the Jif/Crisco Business. P&G or any of its Affiliates will, however, have no liability nor make any representation or warranty on the employment decisions of the Employees whatsoever. JMS, P&G and Newco shall cooperate with each other in facilitating the transition of Newco Employees from the plans, programs and arrangements of P&G and its Affiliates to the plans, programs and arrangements of JMS and its Affiliates, including but not limited to (i) meeting with the Employees at such times as shall be agreed in advance by P&G and JMS and (ii) distributing to the Employees such forms and other documents relating thereto as JMS shall reasonably request. To the extent permitted by Law, P&G will make available to JMS all information regarding the Employees in its possession as may be reasonably requested to assist JMS in such transition. Where provisions in this Agreement would require the cooperation of third parties such as insurers or trustees, JMS and P&G agree to take reasonable best efforts to cause such third parties to cooperate with JMS.

         (e) Certain Employee Liabilities. JMS and P&G acknowledge that (i) P&G and its Affiliates shall be responsible for all liabilities and obligations relating to the Newco Employees and their dependents that arise or are incurred on or before the day on which the Effective Time occurs, whether or not reported as of the Effective Time, and (ii) JMS and its Affiliates shall be responsible for all liabilities and obligations relating to the Newco Employees and their dependents that arise or are incurred after the day on which the Effective Time occurs. For purposes of medical, dental, health and life insurance benefits, a liability or obligation shall be deemed to have arisen or to have been incurred upon the incurrence by a Newco Employee or dependent of a qualified expense for which reimbursement or payment is sought. As soon as practicable following the first anniversary of the Closing Date, P&G shall reimburse JMS for the costs and expense incurred by JMS, if any, relating to any Newco Employee who is on disability or other leave of absence and who is deemed not to have been an Employee pursuant to this Agreement.

         (f) Credit for Seniority. JMS will cause to be extended to each Newco Employee full credit for the entire period of continuous service preceding the Effective Time rendered to P&G and Newco as if such service had occurred with JMS, for purposes of eligibility to participate and vesting under any of JMS's and its Affiliates' benefit plans, pension, retirement and/or profit sharing plans, insurance and vacation; provided, however, that this sentence shall not apply to eligibility for equity-based compensation, and JMS shall, for this purpose, be permitted to consider Newco Employees newly hired. JMS will further cause to be extended full credit for service preceding the Effective Time rendered to P&G and Newco by a Newco Employee (i) whose employment is terminated by JMS at any time after the Effective Time for purposes of determining the severance or other termination pay due to such terminated Newco Employee under the applicable severance or termination plan or policy of JMS, if any, and (ii) as to early retirement subsidies and the entitlement to higher levels of benefits (such as matching combinations under a 401(k) plan, credits under a cash balance plan and other similar benefits) in respect of service following the Effective Time under any JMS pension and/or profit sharing plan, if any.

         Section 6.12 RESTRICTIONS ON SOLICITATION AND HIRING.

         (a) Notwithstanding any other provision of this Agreement or the Confidentiality Agreement, and except as P&G and JMS agree otherwise in writing, JMS agrees that it will not (and JMS will cause its Affiliates not to), for a period of two (2) years from the date of this Agreement, hire, or enter into any form of consulting arrangement or agreement with, any employee, other than Newco Employees, employed by P&G in P&G's Food and Beverage business as of the Effective Time, or any other employee of P&G whom JMS came into contact with as a result of the Transactions, nor will JMS (and JMS will cause its Affiliates not to) solicit (other than by means of general advertisement not directed to such employees) or otherwise induce any such employees of P&G to enter into any type of employment or consulting arrangement or agreement that would be prohibited by this Section 6.12(a). JMS acknowledges that (i) this provision is reasonable, (ii) P&G would not enter into this Agreement without JMS agreeing to and complying with this Section 6.12(a), (iii) P&G would suffer irreparable harm upon JMS's violation of this provision and (iv) P&G shall be entitled to obtain a temporary restraining order and/or injunction upon JMS's breach of this provision.

         (b) Notwithstanding any other provision of this Agreement or the Confidentiality Agreement, and except as P&G and JMS agree otherwise in writing, P&G agrees that it will not (and P&G will cause its Affiliates not to), for a period of two (2) years from the date of this Agreement, hire, or enter into any form of consulting arrangement or agreement with, any employee employed by JMS as of the Effective Time, nor will P&G (and P&G will cause its Affiliates not to) solicit (other than by means of general advertisement not directed to such employees) or otherwise induce any such employees of JMS to enter into any type of employment or consulting arrangement or agreement that would be prohibited by this Section 6.12(b). P&G acknowledges that (i) this provision is reasonable,
(ii) JMS would not enter into this Agreement without P&G agreeing to and complying with this Section 6.12(b), (iii) JMS would suffer irreparable harm upon P&G's violation of this provision and (iv) JMS shall be entitled to obtain a temporary restraining order and/or injunction upon P&G's breach of this provision.

         Section 6.13 JMS SHAREHOLDER MEETING. JMS shall call and hold a meeting of the JMS Shareholders (the "JMS SHAREHOLDER MEETING") as promptly as practicable after the Merger Registration Statement shall have become effective for the purpose of obtaining the JMS Shareholder Approval.

         Section 6.14 PREPARATION OF PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.

         (a) As promptly as practicable after the execution of this Agreement,
(i) JMS shall prepare and file with the SEC the Proxy Statement/Prospectus relating to the JMS Shareholder Meeting to be held in connection with the Merger (the "PROXY STATEMENT/PROSPECTUS") and (ii) JMS shall prepare and file with the SEC the Merger Registration Statement in which the Proxy Statement/Prospectus shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Surviving Corporation Common Stock to be issued to the holders of Newco Common Stock pursuant to the Merger. Prior to filing the Proxy Statement/Prospectus and the Merger Registration Statement with the SEC, JMS will deliver to P&G for P&G's review and approval the Proxy Statement/Prospectus and the Merger Registration Statement (which approval will not be unreasonably withheld or delayed). JMS will use its reasonable best efforts to cause the Merger Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Merger Registration Statement, JMS shall take all or any Action required under any applicable federal or state securities laws in connection with the issuance of shares of JMS Common Stock in the Merger. JMS shall furnish all information concerning it and the holders of its capital stock as required in connection with such actions and the preparation of the Merger Registration Statement and the Proxy Statement/Prospectus. As promptly as practicable after the Merger Registration Statement shall have become effective, JMS shall mail the Proxy Statement/Prospectus to the JMS Shareholders and the P&G Shareholders. The Proxy Statement/Prospectus shall include the JMS Board Recommendation.

         (b) No amendment or supplement to the Proxy Statement/Prospectus or the Merger Registration Statement will be made by JMS without the consent of P&G (which consent shall not be unreasonably withheld or delayed). JMS will advise P&G, promptly after it receives notice thereof, of the time which the Merger Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Surviving Corporation Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Merger Registration Statement or comments thereon and responses thereon or requests by the SEC for additional information.

         (c) The information supplied by JMS for inclusion in the Merger Registration Statement and the Proxy Statement/ Prospectus shall not, at (i) the time the Merger Registration Statement is declared effective, (ii) the time the Proxy Statement/Prospectus (or any amendment thereof of supplement thereto) is first mailed to the JMS Shareholders and the P&G Shareholders and (iii) the time of the JMS Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time, any event or circumstances relating to JMS or any of its Subsidiaries, or their respective officers or directors, should be discovered by JMS and such information should be set forth in the Merger Registration Statement or the Proxy Statement/Prospectus, JMS shall promptly inform P&G. All documents that JMS is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

         (d) P&G will provide JMS with the information concerning the Jif/Crisco Business, including financial statements and other financial information, in the form required to be included in the Merger Registration Statement and the Proxy Statement/Prospectus (including by reason of any SEC comments thereto or subsequent requests thereon). Such information shall not, at (i) the time the Merger Registration Statement is declared effective, (ii) the time the Proxy Statement/Prospectus (or any amendment thereof of supplement thereto) is first mailed to the JMS Shareholders and the P&G Shareholders and (iii) the time of the JMS Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time, any event or circumstance relating to P&G or any of its Subsidiaries, or their respective officers or directors, should be discovered by P&G and such information should be set forth in the Merger Registration Statement or Proxy Statement/Prospectus, P&G shall promptly inform JMS. All documents that P&G is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

         Section 6.15 BOARD RECOMMENDATION. JMS's board of directors has made the JMS Board Recommendation and shall, as promptly as practicable, cause JMS to take all lawful action to solicit the JMS Shareholder Approval. Subject to
Section 6.16(d), neither the board of directors of JMS nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to P&G, the JMS Board Recommendation, except as may be required by Law.

         Section 6.16 NO SOLICITATION.

         (a) JMS shall immediately cease and cause to be terminated and shall not continue any discussions or negotiations, if any, with any Person conducted before the date of this Agreement with respect to any Competing Transaction and, without limitation, shall promptly, following the execution of this Agreement, request the return of all confidential information provided by JMS to all Persons who have had such discussions or negotiations or who have entered into confidentiality agreements with JMS pertaining to a Competing Transaction.

         (b) JMS will not, and will cause its respective Affiliates and representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than P&G and its representatives) relating to any transaction regarding (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of transactions involving JMS, (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation or share exchange), in a single transaction or a series of related transactions, of any material portion (which, for greater certainty, shall be deemed to be anything in excess of 20% of book value) of the assets of JMS and its Subsidiaries, taken as a whole,
(iii) any tender offer, exchange offer or similar transaction or series of related transactions made by any Person or group of Persons, directly or indirectly, involving the acquisition or lock-up of, or any acquisition by any Person or group of Persons, directly or indirectly, of beneficial ownership of, or the formation of any group of Persons to acquire beneficial ownership of, that number of shares of JMS Common Stock which, when added to the number of shares of JMS Common Stock then beneficially owned, directly or indirectly, by such Person or group of Persons, is 10% or more of the then outstanding shares of JMS Common Stock, or (iv) any other substantially similar transaction or series of related transactions that would hinder or delay the consummation of, or otherwise defeat the purposes of, the Transactions (a "COMPETING TRANSACTION").

         (c) JMS will promptly (and in any event within two calendar days) advise P&G in writing of the receipt of any inquiries or proposals relating to a Competing Transaction, including the identity of the Person submitting such inquiry or proposal and the terms thereof.

         (d) Nothing contained in this Section 6.16 will prevent the board of directors of JMS from taking, and disclosing to the JMS Shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any publicly announced unsolicited tender offer if, in its good faith judgment based on the opinion of outside legal counsel, failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that the board of directors of JMS will not recommend that the JMS Shareholders tender their shares of JMS Common Stock in connection with any such tender offer unless (i) such tender offer is determined to be a Superior Proposal, (ii) after consultation with outside legal counsel, the board of directors of JMS concludes that failure to do so would constitute a breach of its fiduciary duties under applicable Law.

         Section 6.17 NOTIFICATION OF CERTAIN MATTERS. Each of P&G and JMS shall give prompt written notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Subsidiaries that relate to the consummation of the Transactions, and (iii) any change that is reasonably likely to have, individually or in the aggregate, a Jif/Crisco Material Adverse Effect or reasonably likely to have, individually or in the aggregate, a JMS Material Adverse Effect, as the case may be.

         Section 6.18 NYSE LISTING. JMS shall use its reasonable best efforts to cause the shares of Surviving Corporation Common Stock to be issued in connection with the Merger to be listed on the NYSE as of the Effective Time, subject to official notice of issuance.

         Section 6.19 AFFILIATES. At least ten days prior to the mailing of the Proxy Statement/Prospectus, (i) P&G shall deliver to JMS a letter identifying all persons who may be deemed to be Affiliates of Newco as of the date on which P&G, as sole shareholder of Newco, approves and adopts the Merger (the "RULE 145 AFFILIATES") and (ii) P&G shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities law and shall use reasonable best efforts to obtain from each person identified in such letter a written agreement in customary form and substance.

         Section 6.20 ANCILLARY AGREEMENTS. The parties hereto agree to execute, deliver and perform their respective obligations under each of the Ancillary Agreements at or prior to the Effective Time.

         Section 6.21 CONSUMMATION OF THE SPIN OFF. P&G will use its reasonable best efforts to consummate the Spin Off on the Closing Date.

         Section 6.22 COVENANT NOT TO COMPETE. For a period of 24 months after the Closing Date, neither P&G nor any of its Affiliates shall, without the prior consent of JMS, engage in the Geography in the manufacturing, packaging, distributing and marketing of (i) peanut butter, peanut butter-based spreads for human consumption and/or (ii) shortening and/or oil products for human consumption (the "RESTRICTED BUSINESS"), and PROVIDED, HOWEVER, that the foregoing shall not restrict P&G or its Affiliates from making any acquisition of or investment in any business or Person (the "TARGET") if the annual net sales attributable to the Restricted Business for the Target's most recent fiscal year constitute less than 5% of the total net sales of the Target for such year PROVIDED, FURTHER that if such net sales of the Restricted Business for the Target's most recent fiscal year exceed $25 million, P&G shall sell or otherwise dispose of the Restricted Business in a commercially reasonable manner after the consummation of the acquisition of the Target. The parties agree that the covenants included in this Section 6.22 are, taken as a whole, reasonable in their geographic and temporal coverage and no party shall raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenant. P&G acknowledges and agrees that in the event of a breach by P&G of the provisions of this Section 6.22, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, JMS may, in addition to any other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief or other relief in order to enforce or prevent any violation of the provisions hereof. Any purchaser or successor in interest to P&G's Olestra facility or the Culinary Sol Business shall not be bound by this Section
6.22 and P&G shall accordingly be released from any obligations relating thereto. Notwithstanding anything contained in this Section 6.22, the parties agree that the following shall not be violations of the covenants contained in this Section 6.22: (x) continuation of the Culinary Sol Business by P&G or any successor thereto; and (y) production and sale by P&G or any successor thereto of any products produced at P&G's Olestra facility other than packaged goods and oils substantially similar to the products produced by the Jif/Crisco Business.

         Section 6.23 STANDSTILL. As of the date of this Agreement, except as previously disclosed to JMS in writing, none of P&G or any of its Subsidiaries beneficially owns any JMS Common Shares or any options or other rights to acquire any such securities (collectively, "VOTING SECURITIES"). For a period of three years from the date of this Agreement (the "STANDSTILL PERIOD"), except within the terms of a specific written request from JMS, P&G will not, and will cause its Subsidiaries not to, propose or publicly announce or otherwise disclose an intent to propose (i) any form of business combination, acquisition or other transaction relating to JMS, (ii) any form of restructuring, recapitalization or similar transaction with respect to JMS, (iii) any demand, request or proposal to amend, waive or terminate any provision of this Section 6.23, (iv) acquire, or offer, propose or agree to acquire, by purchase or otherwise, any Voting Securities, (v) make, or in any way participate in, any solicitation of proxies with respect to any such Voting Securities (including by the execution of action by written consent), become a participant in any election contest with respect to JMS, seek to influence any Person with respect to any such Voting Securities or demand a copy of the list of JMS Shareholders or other books and records of JMS, (vi) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of any such Voting Securities or which seeks to affect control of the other party or has the purpose of circumventing any provision of this Section 6.23, (vii) otherwise act, alone or in concert with others (including by providing financing for another Person), to seek or to offer to control or influence, in any manner, JMS' management, board of directors, or policies, (viii) make any proposal or other communication designed to compel another party to make a public announcement thereof in respect of any matter referred to in this Section 6.23.

         Section 6.24 INTERIM FINANCIAL INFORMATION. P&G shall, prior to the Closing, provide to JMS within a reasonable period after it closes its books for each monthly (or other) accounting period for the Jif/Crisco Business with unaudited profit and loss statements for such period, together with statements of inventory as of the end of such period. Such financial information shall be in the same format and prepared on the same basis as the comparable portions of the audited statements, except that such information may exclude footnotes and are subject to normal audit adjustment.

         Section 6.25 INDEMNIFICATION.

         (a) Subject to the terms and conditions of this Agreement, each of P&G and JMS will indemnify and hold harmless the other from and against all claims, losses, liabilities, damages, costs and expenses (including without limitation reasonable fees and expenses of attorneys incurred in investigation or defense of any third-party Action, but excluding fees, costs and expenses of attorneys, accountants, consultants and other experts and witnesses incurred in the investigation or prosecution of any non-third-party Action) arising out of or related to a breach by such party of the representations and warranties made by the indemnifying party in Sections 4.04 and 5.07, respectively.

         (b) Promptly after receipt by the indemnified party of notice of any third-party Action in respect of which indemnity may be sought against the indemnifying party hereunder (for purposes of this Section 6.25, an "ASSERTION"), the indemnified party will notify the indemnifying party in writing of the Assertion, but the failure to so notify the indemnifying party will not relieve the indemnifying party of any liability it may have to the indemnified party, except to the extent the indemnifying party has suffered actual prejudice thereby. The indemnifying party will be entitled to participate in and, to the extent the indemnifying party elects by written notice to the indemnified party within thirty (30) days after receipt by the indemnifying party of notice of such Assertion, to assume the defense of such Assertion, at the indemnifying party's own expense, with counsel chosen by it which will be reasonably satisfactory to the indemnified party. With respect to any such Assertion, the indemnified party will promptly provide the indemnifying party with: (i) notice and copies of any documents served upon the indemnified party; and (ii) all reasonable cooperation which the indemnifying party deems necessary to defend such Assertion, including, without limitation, providing the indemnifying party and its outside attorneys access to any potentially-relevant documents, information, or individuals within the control of the indemnified party, other than any privileged documents. If business information of the indemnified party other than that pertaining to the Jif/Crisco Business is contained in such documents or information, the indemnifying party and the indemnified party will enter into appropriate secrecy commitments to protect such documents or information. Notwithstanding that the indemnifying party may have elected by written notice to assume the defense of any Assertion, the indemnified party will have the right to participate in the investigation and defense thereof, with separate counsel chosen by the indemnified party, but in such event the fees and expenses of the indemnified party (above those which would otherwise have been incurred) and such separate counsel will be paid by the indemnified party.

         (c) Notwithstanding anything in this Section 6.25 to the contrary: (i) the indemnifying party will have no obligation with respect to any Assertion if, in connection therewith, the indemnified party, without the written consent of the indemnifying party, settles or compromises any Action or consents to the entry of any judgment; and (ii) the indemnifying party will not, without the written consent of the indemnified party with respect to any Assertion: (A) settle or compromise any Action or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a duly executed written release of the indemnified party from all liability in respect of such Action, which release will be reasonably satisfactory in form and substance to counsel for the indemnified party; or (B) settle or compromise any Action in any manner that, in the reasonable judgment of the indemnified party or its counsel, will materially adversely affect the indemnified party other than as a result of money damages or other money payments.

         (d) Upon the payment of any settlement or judgment pursuant to this
Section 6.25 with respect to any Assertion, the indemnifying party will be subrogated to all rights and remedies of the indemnified party against any third party in respect of such the Assertion to the extent of the amount so paid by the indemnifying party.

         Section 6.26 TITLE POLICIES. P&G shall, if so requested by JMS and at JMS' sole expense, cooperate with JMS in obtaining prior to the Closing title insurance policies covering the Jif/Crisco Real Property in a customary form.

         Section 6.27 SHAREHOLDER AGREEMENT. JMS shall use its reasonable best efforts to cause Mrs. H. Ray Clark to execute and deliver a shareholders agreement, substantially in the form attached hereto as Exhibit B.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

         Section 7.01 CONDITIONS TO THE MERGER. The respective obligation of P&G and JMS to effect the Merger is subject to the satisfaction or waiver of the following conditions:

         (a) the JMS Shareholder Approval shall have been obtained at the JMS Shareholder Meeting;

         (b) no preliminary or permanent injunction or other order will have been issued that would make unlawful the consummation of the Transactions;

         (c) the Surviving Corporation Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to notice of official issuance;

         (d) the Merger Registration Statement shall have become effective in accordance with the provision of the Securities Act, no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and all state securities or blue sky authorizations necessary to carry out the Transactions shall have been obtained and be in effect;

         (e) all applicable waiting periods under the HSR Act will have terminated or expired; and

         (f) all other Authorizations of or filings with any Governmental Entity required in connection with the consummation of the Transactions will have been made or obtained, except where the failure to obtain or make such consents, authorizations, orders, approvals or filings would not, individually or in the aggregate, have a material adverse effect on the Jif/Crisco Business and JMS, taken as a whole.

         Section 7.02 CONDITIONS TO THE OBLIGATION OF JMS. The obligation of JMS to effect the Merger is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of JMS and may be waived by JMS):

         (a) all covenants of P&G under this Agreement and the Ancillary Agreements to be performed on or before the Closing shall have been duly performed by P&G in all material respects;

         (b) the representations and warranties of P&G in this Agreement and of the Contributors in the Contribution Agreement (which for purposes of this paragraph shall be read as though none of them contained any materiality or material adverse effect qualifications) shall be true and correct in all respects as of the Closing with the same effect as though made as of the Closing, except that any representation and warranty made as of a date other than the date of this Agreement will continue on the Closing Date to be true and correct in all respects as of the specified date and except where the failure of the representations and warranties to be true and correct in all respects would not in the aggregate have, a Jif/Crisco Material Adverse Effect, and JMS shall have received a certificate of P&G addressed to JMS and dated the Closing Date, signed on behalf of P&G by an executive officer of P&G (on P&G's behalf and without personal liability), confirming the matters set forth in Section 7.02(a) and this Section 7.02(b); and

         (c) JMS will have received a written opinion, dated as of the Closing, from Ernst & Young, tax advisor to JMS, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of certificates executed by officers of Newco, P&G and JMS substantially in compliance with IRS published advanced ruling guidelines, with customary exceptions and modification thereto to enable such firms to deliver the legal opinions;

         (d) the total number of shares of Surviving Corporation Common Stock that will be issued to holders of shares of JMS Common Stock outstanding immediately prior to the Effective Time shall be at least equal to 45% of the outstanding shares of Surviving Corporation Common Stock issued in the Merger; and

         (e) P&G and the Contributors shall have performed all obligations required to be performed by them under the Contribution Agreement and the Spin Off shall have been consummated.

         Section 7.03 CONDITIONS TO THE OBLIGATION OF P&G. The obligation of P&G to effect the Merger is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of P&G and may be waived by P&G):

         (a) all covenants of JMS under this Agreement and the Ancillary Agreements to be performed on or before the Closing Date shall have been duly performed by JMS in all material respects;

         (b) the representations and warranties of JMS (which for purposes of this paragraph shall be read as though none of them contained any materiality or material adverse effect qualifications) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date, except that any representation and warranty made as of a date other than the date of this Agreement will continue on the Closing Date to be true and correct in all respects as of the specified date and except where the failure of the representations and warranties to be true and correct in all respects would not in the aggregate have a JMS Material Adverse Effect, and P&G shall have received a certificate of JMS addressed to P&G and dated the Closing Date, signed on behalf of JMS by an executive officer of JMS (on JMS's behalf and without personal liability), confirming the matters set forth in Section 7.03(a) and this Section 7.03(b);

         (c) P&G will have received a written opinion, dated as of the Closing Date, from Fried, Frank, Harris, Shriver & Jacobson, counsel to P&G, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of certificates executed by officers of Newco, P&G and JMS substantially in compliance with IRS published advanced ruling guidelines, with customary exceptions and modification thereto to enable such firm to deliver the legal opinions;

         (d) P&G shall have received a letter ruling from the IRS, reasonably satisfactory to P&G to the effect that (i) no gain or loss will be recognized by (and no amount will be includible in the income of) the P&G Shareholders as a result of the Spin Off pursuant to Section 355(a) of the Code, (ii) no gain will be recognized by P&G as a result of the Spin Off pursuant to Section 361(c)(1),
(iii) consummation of the Merger will not adversely affect the rulings described in clauses (i) or (ii) above, (iv) for purposes of applying Section 355(e) of the Code to the Spin Off, each share of Surviving Corporation Common Stock will be considered to have one vote per share for all periods after the Merger and
(v) for purposes of determining whether the Merger qualifies as a reorganization under Section 368(a)(1)(A) of the Code, the Merger will be respected as a separate transaction occurring after the Distribution; provided that the condition described in this clause (v) shall be deemed satisfied if P&G has received written advice from the IRS, reasonably satisfactory to P&G, to the same effect and that written advice clearly indicates that the only reason the IRS is not providing a favorable formal ruling is because the request does not raise a significant issue within the meaning of Section 3.01(29) of Rev. Proc. 2001-3 and as such issuing a formal ruling would violate the Revenue Procedure's prohibition against "comfort rulings;" and

         (e) the Cash Amount to be paid in the Merger will not be greater than $50,000,000.

                                  ARTICLE VIII

                           TERMINATION AND ABANDONMENT

         Section 8.01 TERMINATION. Except as otherwise provided in this Section 8.01, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the JMS Shareholder Approval:

         (a) by mutual written consent of P&G and JMS;

         (b) by JMS (provided that JMS is not then in material breach of any covenant, representation or warranty or other agreement contained herein), if there has been a breach by P&G of any of its representations, warranties, covenants or agreements contained in this Agreement or of the Contributors in the Contribution Agreement, or any such representation and warranty shall have become untrue, in either case such that Section 7.02(a) or Section 7.02(b) would be incapable of being satisfied, and such breach or condition has not been cured within thirty days following receipt by JMS of notice of such breach;

         (c) by P&G (provided that P&G is not then in material breach of any covenant, representation or warranty or other agreement contained herein), if
(i) there has been a breach by JMS of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in either case such that Section 7.03(a) or Section 7.03(b) would be incapable of being satisfied, and such breach or condition has not been cured within thirty days following receipt by P&G of notice of such breach or (ii) the condition contained in Section 7.03(d) shall be incapable of being satisfied;

         (d) by either P&G or JMS if any Order by any Governmental Entity preventing or prohibiting consummation of the Transactions shall have become final and nonappealable;

         (e) by either P&G or JMS if the Merger shall not have occurred prior to June 30, 2002, unless the failure of the Merger to have occurred by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in all material respects the covenants and agreements of such party set forth herein;

         (f) by either P&G or JMS if the JMS Shareholder Approval is not obtained at the JMS Shareholder Meeting;

         (g) by P&G if the board of directors of JMS shall not have recommended or shall have modified the JMS Board Recommendation or failed to confirm the JMS Board Recommendation within seven (7) Business Days of P&G's request; or

         (h) by P&G on or prior to the Closing Date if the product of (x) 0.5254, (y) the aggregate number of shares of Surviving Corporation Common Stock to be issued in the Merger, and (z) the average closing price of JMS Common Stock on the NYSE for the preceding fifteen Trading Days ending two Trading Days prior to the Closing Date is less than $715,000,000.

         Section 8.02 EFFECT OF TERMINATION.

         (a) In the event of termination of this Agreement by either P&G or JMS pursuant to Section 8.01, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of P&G or JMS, except to the extent that such termination results from the material breach by a party of any of its covenants or agreements set forth in this Agreement; provided however, that the provisions of Sections 6.04, 9.12 and this Section 8.02 shall remain in full force and effect and shall survive any termination of this Agreement.

         (b) If P&G terminates this Agreement pursuant to Section 8.01(g), JMS shall pay to P&G, within one Business Day following the delivery of notice of such termination, a termination fee of $20 million (the "TERMINATION Fee") by wire transfer of immediately available funds.

         (c) If P&G terminates this Agreement pursuant to Section 8.01(f) if a Competing Transaction shall have been publicly announced prior to the JMS Shareholders Meeting, JMS shall pay to P&G, within one (1) Business Day following the delivery of notice of such termination, the amount of $10 million by wire transfer of immediately available funds.

                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.01 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any Ancillary Agreements shall survive the Merger; provided, however, that the agreements contained in Article II, Article III and in Sections 6.04, 6.05, 6.06, 6.07, 6.08, 6.11, 6.12, 6.20 and this Article IX that by their terms apply or are to be performed in whole or part after the Effective Time shall survive the Merger and that the representations and warranties of the Contributors contained in the Contribution Agreement shall survive in accordance with the terms of the Contribution Agreement.

         Section 9.02 AMENDMENT AND MODIFICATION. Subject to applicable Law, this Agreement and the Ancillary Agreements may be amended, modified, or supplemented only by the written agreement by the parties hereto in any and all respects before the Effective Time and at any time before or after the JMS Shareholder Approval; provided, however that after the JMS Shareholder Approval is obtained there shall not be any amendment that by Law requires further approval by the shareholders of JMS without further approval of such shareholders.

         Section 9.03 WAIVER OF COMPLIANCE. Except as otherwise provided in this Agreement and the Ancillary Agreements, the failure by any Person to comply with any obligation, covenant, agreement or condition under such agreements may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Person to enforce at any time any of the provisions of such agreements will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of such agreements or any part thereof or the right of any Person thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.

         Section 9.04 NOTICES. All notices required or permitted pursuant to this Agreement will be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated below, or at such other address as a party may provide by notice to the other:

                  If to P&G or Newco:

                  MAILING
                  The Procter & Gamble Company
                  P.O. Box 599
                  Cincinnati, OH  45201
                  Attention:  Secretary

                  DELIVERY
                  The Procter & Gamble Company
                  One Procter & Gamble Plaza
                  Cincinnati, OH  45202
                  Attention:  Secretary

                  If to JMS:

                  The J.M. Smucker Company
                  Strawberry Lane
                  Orrville, Ohio  44667

                  With a copy to:

                  The J.M. Smucker Company
                  Strawberry Lane
                  Orrville, Ohio  44667
                  Attention: General Counsel


         Section 9.05 THIRD PARTY BENEFICIARIES. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 9.06 SUCCESSORS AND ASSIGNS. This Agreement and the Ancillary Agreements will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. Neither P&G, Newco nor JMS may assign this Agreement or any of the Ancillary Agreements, or any of their rights or liabilities thereunder, without the prior written consent of the other parties thereto, provided that P&G and Newco may so assign, in whole or in part, to one or more of its wholly-owned Subsidiaries. Any such assignment will not relieve the party making the assignment from any liability under such agreements. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the third parties referenced in
Section 6.20 shall be third-party beneficiaries of the agreement contained in such Section.

         Section 9.07 ENTIRE AGREEMENT. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties hereto with respect to the subject matter thereof and will supersede all previous negotiations, commitments, and writings with respect to such subject matter, including the Confidentiality Agreement.

         Section 9.08 SEVERABILITY. The illegality or partial illegality of any or all of this Agreement or any of the Ancillary Agreements, or any provision thereof, will not affect the validity of the remainder of such agreements, or any provision thereof, and the illegality or partial illegality of any such agreements will not affect the validity of any such agreements in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes such agreements to no longer contain all of the material provisions reasonably expected by the parties to be contained therein.

         Section 9.09 CAPTIONS. The captions appearing in this Agreement and the Ancillary Agreements are inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope or intent of such agreements or any of the provisions thereof.

         Section 9.10 COUNTERPARTS. This Agreement and the Ancillary Agreements may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one agreement.

         Section 9.11 GOVERNING LAW. This Agreement and the Ancillary Agreements will be governed by and construed in accordance with the laws of Ohio, whether common law or statutory, without reference to the choice of law provisions thereof.

         Section 9.12 EXPENSES. Except as otherwise expressly provided in this Agreement or the Ancillary Agreements, whether or not the Transactions are consummated, each of P&G and JMS will bear its own costs and expenses.

         Section 9.13 SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


                               THE PROCTER & GAMBLE
                               COMPANY



                               By:   /s/ Gretchen W. Price
                                    --------------------------------------------
                               Name:    Gretchen W. Price
                               Title:   Vice President - Treasurer


                               THE PROCTER & GAMBLE OHIO BRANDS COMPANY



                               By:   /s/ Gretchen W. Price
                                    --------------------------------------------
                               Name:    Gretchen W. Price
                               Title:   Vice President - Treasurer


                               THE J. M. SMUCKER COMPANY



                               By:   /s/ Timothy P. Smucker
                                    --------------------------------------------
                               Name:     Timothy P. Smucker
                                      ------------------------------------------
                               Title:    Chairman & Co-CEO
                                       -----------------------------------------